Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces First Quarter 2007

Financial Results and Operational Highlights

On Track to Resume AA4500 Phase III Trials in Fourth Quarter 2007

Testim® Total Prescriptions Up 38% versus Q1 of 2006

Q1 Net Revenues Up 24% versus Q1 of 2006

MALVERN, PA (May 1, 2007) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) today announced financial results and operational highlights for the quarter ended March 31, 2007. For the first quarter of 2007, Auxilium reported net revenues of $18.4 million compared to net revenues of $14.9 million in the first quarter of 2006.

“Our number one priority continues to be restarting the phase III trials for AA4500 for the treatment of Dupuytren’s contracture, and we believe we are on track to resume those trials in the fourth quarter of this year,” said Mr. Armando Anido, Chief Executive Officer and President. “We also are extremely pleased with the strong prescription demand for Testim and believe this is a result of the impact of our expanded sales force. We believe we are on track to achieve net revenues in the range of $88 million to $92 million, our previously announced guidance for 2007.”

First Quarter 2007 Highlights:

AA4500:

•

We have completed multiple production runs of the finished dosage form of AA4500 and will continue to collect data at multiple stability time points in preparation of a submission to the U.S. Food and Drug Administration seeking approval to recommence the phase III trials for AA4500 for the treatment of Dupuytren’s contracture in the fourth quarter of this year.

•

In February, we announced positive results from the open-label extension of our initial double blind Phase III study of AA4500 for the treatment of Dupuytren’s contracture. In this study, 88 percent of Metacarpophalangeal (MP) joints and 68 percent of Proximal Interphalangeal (PIP) joints were fully corrected. This open-label extension study provided further support for the efficacy and safety of AA4500 injections in the treatment of Dupuytren’s contracture.

Testim:

•	According to IMS Health, Inc. (IMS), total prescriptions for Testim grew 38% over the first quarter of 2006 to our highest quarterly level.

•	Testim continued to gain significant market share, ending the month of March with a 19% share of total prescriptions for testosterone gels, up from 18.2% at the end of December 2006, according to IMS.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market grew 20.7% in the first quarter of 2007, according to IMS.

•	We believe net sales of Testim for the first quarter of 2007 were adversely impacted by a reduction in wholesaler inventories. We calculated this impact to be approximately $1.3 million.

•

As part of the ongoing examination of the pending U.S. patent application for the Testim composition, a response was submitted in April to the non-final Action issued by the U.S. Patent and Trademark Office.

Other Events:

•

In March, the Company strengthened its senior management team with the addition of Mr. Roger Graham, Jr. assuming the newly created position of Executive Vice President, Sales and Marketing and Mr. Scott Wilhoit joining as Vice President, Managed Markets. Mr. Graham has over 20 years of experience with a strong specialty focus in urology, central nervous system disorders, analgesia and dermatology. Most recently, he was the Senior Vice President, Marketing and Sales with Adolor Corporation. Mr. Wilhoit brings more than 15 years of experience, having held positions of increasing responsibility at Johnson & Johnson and, most recently, Biovail.

First Quarter Financial Detail

For the quarter ended March 31, 2007, Auxilium reported net revenues of $18.4 million compared to net revenues of $14.9 million in the first quarter of 2006. Net revenues for 2006 included a one-time benefit of $1.2 million, resulting from the adoption of the wholesaler method of revenue recognition. Excluding this one-time increase in 2006, net revenues for the 2007 first quarter increased 35% over the comparable 2006 period. During the first quarter of 2007, we saw a reduction in wholesaler inventories. We estimate that for the first quarter of 2007 Testim prescription activity was approximately

$1.3 million higher than revenues recognized on shipments to wholesalers. The net loss for the first quarter of 2007 was $(11.9) million, or $(.33) per share, compared to a net loss of $(9.7) million, or $(0.33) per share, reported for the first quarter of 2006. Total stock-based compensation expense for the first quarter of 2007 was $1.2 million compared to $0.4 million for the first quarter of 2006.

Auxilium’s gross margin on net revenues was 72.4% for the first quarter of 2007 and 74.1% for the first quarter of 2006. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The reduction in gross margin reflects costs related to Testim manufacturing and quality improvement programs and increases in fee for service agreements, coupon usage and lower margin international product shipments, partially offset by the year-over-year price increases.

Research and development costs for the first quarter of 2007 were $8.7 million compared with $8.4 million for the comparable year-ago period. The increase in research and development costs was primarily due to the increased spending for development and manufacturing for AA4500.

Selling, general and administrative expenses totaled $17.2 million for the quarter ended March 31, 2007 compared with $12.9 million for the year-ago quarter. The increase was primarily due to higher investment in promotional spending for Testim, including the cost of increasing our sales force, pre-launch marketing for AA4500, and higher stock-based compensation expense.

At March 31, 2007, Auxilium had $43.5 million in cash, cash equivalents, and short-term investments compared to $54.7 million at December 31, 2006.

Conference Call

Auxilium will hold a conference call today, May 1, at 10:00 a.m. ET, to provide an update on the business and discuss first quarter 2007 results. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until May 15, 2007.

Conference call details:
Date:	Tuesday, May 1, 2007
Time:	10:00 a.m. ET
Dial-in (U.S.):	877-704-5379
Dial-in (International):	913-312-1293
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	9333147

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has four projects in clinical development. AA4500, an injectable collagenase enzyme, is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using AA4500 for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding Auxilium’s expected financial performance during 2007, the timing of the resumption of phase III trials for AA4500 for the treatment of Dupuytren’s contracture, the interpretation of clinical trial results, and the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2006 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenues	$18,420	$14,893
Operating expenses:
Cost of goods sold	5,078	3,850
Research and development*	8,711	8,368
Selling, general and administrative*	17,207	12,906

Total operating expenses	30,996	25,124

Loss from operations	(12,576)	(10,231)
Interest income (expense), net	702	559
Other income (expense), net	(3)	(1)

Net loss	$(11,877)	$(9,673)

Basic and diluted net loss per common share	$(0.33)	$(0.33)

Weighted average common shares outstanding	35,778,015	29,187,794

* includes the following amounts of stock-based compensation expense:
Research and development	$222	$52
Selling, general, and administrative	959	337

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31,	December 31,
	2007	2006
Cash, cash equivalents and short term investments	$43,513	$54,744
Working capital	38,776	46,819
Total assets	67,036	76,759
Other long-term liabilities	11,611	11,737
Total stockholders’ equity	34,767	42,329